CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 on Form N-6 (the “Post-Effective Amendment”) to Registration Statement No. 333-144626 (the “Registration Statement”) of our report dated April 23, 2010, relating to the financial statements of Sun Life (N.Y.) Variable Account D and to the use of our report dated March 26, 2010, relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting and reporting for other-than-temporary impairments in 2009 and changing its method of accounting and reporting for the fair value measurement of certain assets and liabilities in 2008, as discussed in Note 1 and Note 5, respectively, of the consolidated financial statements) appearing in the Statement of Additional Information in Post-Effective Amendment No. 5 to the Registration Statement, which is incorporated by reference in this Post-Effective Amendment, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 14, 2010